Exhibit 10.1

AMENDMENT NO. 2 TO LEASE

This AMENDMENT NO. 2 TO LEASE (“Amendment”) is dated as of June 9, 2022 (the “Amendment Date”) by and between ARDENWOOD VENTURES I, LLC, a Delaware limited liability company (“Landlord”), and PERSONALIS, INC., a Delaware corporation (“Tenant”).

Recitals

A.Landlord and Tenant entered into that certain Lease Agreement dated as of August 24, 2021, as amended by that certain Amendment No. 1 to Lease dated as of December 8, 2021 (collectively, the “Lease”) for premises located at 6600 Dumbarton Circle in Fremont, California, comprised of approximately 100,808 rentable square feet of floor area as more particularly described in the Lease.

B.The Initial TI Budget is defined in the Lease as “the September 27, 2021 budget delivered to Landlord by Tenant, which includes reasonable detail on the estimated construction cost of all Tenant Improvement work and materials for the entire Leased Premises, and the estimated cost of all professional services, fees and permits in connection therewith” and totaled $33,409,720.

C.Tenant has concluded that the Initial TI Budget understated the actual anticipated cost of the Tenant Improvements, which is $37,709,000 (the “Revised TI Budget”).

D.Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein in order to bring their respective funding obligations into balance.

Agreement

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Recitals. The foregoing Recitals are hereby incorporated into this Amendment and agreed to by Landlord and Tenant.

2.Definitions. All capitalized terms used in this Amendment but not otherwise defined shall have the meanings assigned to them in the Lease.

3.Funding Percentages. The parties hereby agree that the Revised TI Budget shall retroactively replace the Initial TI Budget for purposes of determining each party’s proportionate funding obligations pursuant to Paragraph 3(b)(iii) of the Work Letter, and further agree as follows:

(a)Based on the Revised TI Budget, the proportionate funding percentages are 40.10% (Landlord) and 59.90% (Tenant).

(b)Because the Initial TI Budget totaled $33,409,720, prior to the Amendment Date the proportionate funding percentages of each draw pursuant to Paragraph 3(b)(iii) of the Work Letter were 45.26% (Landlord) and 54.74% (Tenant), which has resulted in a cumulative overfunding by Landlord of

$475,790 for the first seven (7) draws.

(c)With regard to the next payment to be made by Landlord from the Tenant Improvement Allowance pursuant to Paragraph 3(b)(iii) of the Work Letter, such payment shall equal (a)(i) the total payment request properly set forth in the application for payment, multiplied by (ii) 40.10%, minus (b)

$475,790.

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(d)With regard to all future payments to be made by Landlord from the Tenant Improvement Allowance, such payments shall be made pursuant to and in accordance with Paragraph 3(b)(iii) of the Work Letter, which is hereby amended in its entirety to read as follows from and after the Amendment Date:

“Prior to the TI Allowance Deadline, on or before the 30th day following submission of the application for payment, so long as Tenant is not in monetary default, or material non- monetary default beyond the expiration of any notice and cure periods expressly set forth in the Lease or this Work Letter, under the terms of this Work Letter or the Lease, Landlord shall pay a share of such payment pari passu with Tenant, determined by multiplying the amount of such payment by 40.10%, and Tenant shall pay the balance of such payment, provided that (i) to the extent the anticipated cost of the Tenant Improvements at any time is anticipated to exceed $37,709,000, whether due to change orders or otherwise, such excess amount shall be paid entirely by Tenant and Tenant shall exclude such excess amount from its application(s) for payment, and (ii) at such time as Landlord has paid the entire Tenant Improvement Allowance on account of such Tenant Improvement work, all billings shall be paid entirely by Tenant. If upon completion of the Tenant Improvement work and payment in full to the Tenant Improvement Contractor, the architect and engineer, and payment in full of all fees and permits, the portion of the cost of the Tenant Improvement work, architects’ and engineers’ fees, permits and fees theretofore paid by Landlord is less than the Tenant Improvement Allowance, Landlord shall reimburse Tenant for costs expended by Tenant for Tenant Improvement work up to the amount by which the Tenant Improvement Allowance exceeds the portion of such cost theretofore paid by Landlord, it being the intent of the parties that Tenant shall in such case be entitled to the benefit of the entire Tenant Improvement Allowance. Landlord shall have no obligation to advance the Tenant Improvement Allowance to the extent it exceeds the total cost of the Tenant Improvement work. In no event shall Landlord have any responsibility for the cost of the Tenant Improvement work in excess of the Tenant Improvement Allowance. Landlord shall have no obligation to make any payments to Tenant Improvement Contractor’s material suppliers or subcontractors or to determine whether amounts due them from Tenant Improvement Contractor in connection with the Tenant Improvement work have, in fact, been paid.”

4.Ratification. The Lease, as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.

5.	Miscellaneous.

5.1Voluntary Agreement. The parties have read this Amendment and the mutual releases contained in it, and on the advice of counsel they have freely and voluntarily entered into this Amendment.

5.2Attorney’s Fees. If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the non- prevailing party, reasonable attorney’s fees and costs of suit.

5.3Successors. This Amendment shall be binding on and inure to the benefit of the parties and their successors.

5.4Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been

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fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

5.5Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning ascribed to such terms in the Lease.

In Witness Whereof, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

ARDENWOOD VENTURES I, LLC,		PERSONALIS, INC.,
a Delaware limited liability company		a Delaware corporation
By:	/s/ Mark Pearson	By:	/s/ Carol Tillis
Printed Name:	Mark Pearson	Printed Name:	Carol Tillis
Title:	Authorized Signatory	Title:	VP, Finance and Administration

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